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Exhibit 21.1       Subsidiaries of registrant

Scanvec Amiable, Ltd. - Israel owns 100% of the following companies: Scanvec Amiable Inc.- U.S. (formerly Amiable Technologies Inc.) Scanvec Inc.-U.S. (combined with Scanvec Amiable Inc.) Scanvec Germany GmbH-Germany (formerly Amiable GmbH) MagniVec Inc.-U.S. company started in December, 2000 with no operations

Scanvec Amiable, Ltd. owns 5% and Scanvec Amiable Inc owns 95% of Scanvec Amiable Europe S.A.-Belgium.

Scanvec Amiable, Ltd. owns 51.8% of Scanvec Garment Systems Ltd.-Israel

Scanvec Garment Systems Ltd. owns 100% of Motion Production Inc.-U.S.